Exhibit 23.1

Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 27, 2003 relating to the financial statements, which appears in the 2002 Annual Report to Shareholders of Avery Dennison Corporation, which is incorporated by reference in Avery Dennison Corporation’s Annual Report on Form 10-K for the year ended December 28, 2002. We also consent to the incorporation by reference of our report dated January 27, 2003 relating to the financial statement schedules, which appears in such Annual Report on Form 10-K.

/s/  PricewaterhouseCoopers LLP

Los Angeles, California

July 25, 2003